Exhibit 10.53

PLEDGE AND SECURITY AGREEMENT

dated as of June 17, 2010,

among

THE GRANTORS PARTY HERETO

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Collateral Agent

i

SECTION 9.	COLLATERAL AGENT	27

SECTION 10.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	27

SECTION 11.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	28

SECTION 12.	MISCELLANEOUS	28

SCHEDULES AND EXHIBITS:

Schedule 2.1(l) — Commercial Tort Claims

Schedule 4.2(a) — Pledged Equity Interests; Pledged Debt

Schedule 4.3(a) — Intellectual Property

Schedule 4.3(d) — Intellectual Property Licenses

Exhibit A — Form of a Supplement

Exhibit B — Form of Copyright Security Agreement

Exhibit C — Form of Patent Security Agreement

Exhibit D — Form of Trademark Security Agreement

Exhibit E — Form of Deposit Account Control Agreement

Exhibit F — Form of Security Account Control Agreement

Exhibit G — Form of Uncertificated Securities Control Agreement

ii

PLEDGE AND SECURITY AGREEMENT dated as of June 17, 2010, among The Telx Group, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (together with the Borrower, the “Grantors”) and Goldman Sachs Lending Partners LLC, as the Collateral Agent.

RECITALS:

WHEREAS, reference is made to that certain Credit and Guarantee Agreement dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto, Goldman Sachs Lending Partners LLC (“GSLP”), as Administrative Agent and as Collateral Agent, GSLP and Deutsche Bank Securities Inc. (“DBSI”), as Arrangers, and GSLP, DBSI, RBC Capital Markets Corporation and SunTrust Robinson Humphrey, Inc., as Bookrunners and Syndication Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements the obligations under which constitute Specified Hedge Obligations; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and other Secured Parties as set forth in the Credit Agreement and the Hedge Agreements obligations under which constitute Specified Hedge Obligations, each Grantor has agreed to secure the Obligations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 6.3.

“Agreement” shall mean this Pledge and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 8.7.

“Collateral” shall have the meaning assigned in Section 2.1, excluding Excluded Assets.

“Collateral Agent” means GSLP, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9 of the Credit Agreement.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all assets assigned, hypothecated or otherwise subject to a Lien securing any Collateral, and shall include any security agreement or other agreement granting a Lien on any such asset.

“Control” shall mean (a) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (b) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (c) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (d) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (e) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (f) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (g) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.

“Copyright Licenses” shall mean any and all agreements and licenses providing for the granting of any right in or to any Copyright (whether such Grantor is licensee or licensor thereunder), including each such agreement and license required to be set forth on Schedule 4.3(d) under the heading “Copyright Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Copyright Security Agreement” shall mean a Copyright Security Agreement in substantially the form of Exhibit B.

“Copyrights” shall mean all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule 4.3(a) under the heading “Copyrights”

(as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all extensions and renewals thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (d) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Domain Name” shall mean a string of typographic characters used to describe a specific location on the internet.

“Domain Name License” shall mean an exclusive or non-exclusive license by which the registrant of a Domain Name permits the control of such Domain Name by a party other than the registrant.

“Excluded Accounts” shall mean (a) any Deposit Account maintained (i) as a zero-balance account for the purpose of managing local depository and disbursements, (ii) solely for the payment of salaries and wages, payroll taxes, workers’ compensation or other employee benefits or similar expenses and (iii) as a fiduciary account or other account securing obligations of the Borrower and its Subsidiaries where such obligations and the Liens on such account are permitted under the Credit Agreement, (b) any other Deposit Account that does not have a daily balance in excess of $150,000 at any time and that, taken together with all other Deposit Accounts excluded by this clause (b), does not have an aggregate daily balance in excess of $250,000 at any time, and (c) any Securities Account with a daily balance of less than $150,000 at any time.

“Excluded Asset” shall mean any asset of any Grantor excluded from the Collateral pursuant to Section 2.2, but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (a) all insurance policies covering any or all of the Collateral, regardless of whether the Collateral Agent is the loss payee thereunder, and (b) any key man life insurance policies.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Domain Names, Domain Name Licenses, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and including any rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof (including any rights to receive all Proceeds therefrom) and any license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.

“Investment Accounts” shall mean the Deposit Accounts, the Securities Accounts and the Commodity Accounts.

“Investment Related Property” shall mean (a) all “investment property”, as such term is defined in Article 9 of the UCC, and (b) all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit, whether or not classified as “investment property” under the UCC.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is required for the conduct of the business and operations, or any material portion thereof, of the Borrower and the Subsidiaries, taken as a whole, in the ordinary course of business or is otherwise of material value to the Borrower and the Subsidiaries, taken as a whole.

“Obligations” shall have the meaning assigned in the Credit Agreement.

“Patent Licenses” shall mean all agreements and licenses providing for the granting of any right in or to any Patent (whether such Grantor is licensee or licensor thereunder), including each such agreement and license required to be set forth on Schedule 4.3(d) under the heading “Patent Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Patent Security Agreement” shall mean a Patent Security Agreement in substantially the form of Exhibit C.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including (a) each patent and patent application required to be set forth on Schedule 4.3(a) under the heading “Patents” (as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all patentable inventions and improvements thereto, (d) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledged Debt” shall mean all Indebtedness owed to any Grantor, whether or not evidenced by any Instrument, including all Indebtedness set forth on Schedule 4.2(a) under the heading “Pledged Debt” (as such schedule may be supplemented from time to time pursuant hereto), issued by the obligors named therein, the instruments, if any, evidencing any such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof, including all limited liability company interests set forth on Schedule 4.2(a) under the heading “Pledged LLC Interests” ((as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests set forth on Schedule 4.2(a) under the heading “Pledged Partnership Interests” (as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean all shares of capital stock, including all shares of capital stock set forth on Schedule 4.2(a) under the heading “Pledged Stock” (as such schedule may be supplemented from time to time pursuant hereto), and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Parties” shall mean (a) each Agent (including each former Agent), (b) each Arranger, (c) the Issuing Bank, (d) the Swing Line Lender, (e) each Lender, (f) each Person that is a counterparty to a Hedge Agreement the obligations under which constitute Specified Hedge Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, (h) each other Person to whom any of the Obligations are owed and (i) the permitted successors and assigns of any of the foregoing.

“Supplement” shall mean a Supplement to this Agreement in substantially the form of Exhibit A.

“Trademark Licenses” shall mean any and all agreements and licenses providing for the granting of any right in or to any Trademark (whether such Grantor is licensee or licensor thereunder), including each such agreement and license required to be set forth on Schedule 4.3(d) under the heading “Trademark Licenses” (as such schedule may be supplemented or amended from time to time pursuant hereto).

“Trademark Security Agreement” shall mean a Trademark Security Agreement in substantially the form of Exhibit D.

“Trademarks” shall mean all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (a) all registrations and applications therefor, including the registrations and applications required to be set forth on Schedule 4.3(a) under the heading “Trademarks” (as such schedule may be supplemented or amended from time to time pursuant hereto), (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (d) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether any Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how, whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (a) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (b) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (c) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation.

(a) Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning assigned thereto in the Credit Agreement. Each term defined in the UCC and not defined herein shall have the meaning specified therein (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof).

(b) The rules of interpretation specified in Section 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis. The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods (including Inventory and Equipment);

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Related Property (including Deposit Accounts);

(j) Money;

(k) Receivables and Receivable Records;

(l) Commercial Tort Claims described on Schedule 2.1(l), as such Schedule may be supplemented from time to time pursuant to Section 5.1(a);

(m) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(n) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or lien granted under Section 2.1 attach to, (a) any lease, license, contract or other agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that the grant of such security interest or lien is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor or (ii) a term, provision or condition of any such lease, license, contract or other agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of such security interest or lien pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the

Collateral shall include (and such security interest and lien shall attach) immediately at such time as the condition causing such prohibition or violation shall no longer be applicable and, to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement that is not subject to the prohibitions or violations specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (a) shall not apply to any Proceeds of any such lease, license, contract or agreement; (b) issued and outstanding voting Equity Interests in any Controlled Foreign Corporation to the extent (and only to the extent) that as a result of the inclusion of such Equity Interests in the Collateral, the Equity Interests subject to the Lien hereof would represent more than 65% of the voting power of all classes of Equity Interests in such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest and lien granted by each Grantor shall attach to, such greater percentage of the Equity Interests of each Controlled Foreign Corporation; (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that, and for so long as, the grant of such security interest or lien would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable Federal law; (d) Letter of Credit Rights, other than Letter of Credit Rights that are Supporting Obligations; (e) any equipment owned by any Grantor that is subject to a Lien of the type referred to in Section 6.2(vii) of the Credit Agreement, if the agreement pursuant to which such Lien has been granted prohibits a grant of such security interest or lien without the consent of any Person (other than the Borrower or any Subsidiary); (f) motor vehicles or other movable goods the perfection of which would require notation upon or delivery of a certificate of title or similar documentation or registration; (g) assets of such Grantor located outside of the United States to the extent a Lien on such assets cannot be created or perfected under United States federal or state law; (h) any deposit account that is an Excluded Account pursuant to clause (a) of the definition of such term (provided that the Collateral shall include, and the security interest and lien granted by each Grantor shall attach to, such deposit account as soon as such deposit account ceases to be an Excluded Account) and (i) those assets as to which the Administrative Agent agrees, on or prior to the Closing Date and from time to time thereafter, that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security afforded thereby.

2.3 Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral, and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party; (b) each Grantor shall remain liable under each of the leases, licenses, contracts or other agreements included in the Collateral to perform all of the obligations undertaken by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any

Secured Party shall have any obligation or liability under any such agreement by reason of or arising out of this Agreement or any other document relating hereto, nor shall the Collateral Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any such agreement; and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the any lease, license, contract or other agreement included in the Collateral.

SECTION 3. CERTAIN PERFECTION REQUIREMENTS

3.1 Delivery Requirements.

(a) Each Grantor shall deliver to the Collateral Agent (i) the Security Certificates evidencing any Certificated Securities included in the Collateral of such Grantor and (ii) any certificates evidencing any Pledged Equity Interests included in the Collateral of such Grantor, whether or not Pledged Equity Interests constitute Certificated Securities, in each case duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by undated share transfer powers or other instruments of transfer duly indorsed by such an effective indorsement, in each case, to the Collateral Agent or in blank.

(b) Each Grantor shall deliver to the Collateral Agent all Instruments and Tangible Chattel Paper included in the Collateral of such Grantor, duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by undated instruments of transfer duly indorsed by such an effective indorsement, in each case, to the Collateral Agent or in blank; provided that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper with a face amount of less than $250,000 individually or $500,000 in the aggregate.

3.2 Control Requirements.

(a) Each Grantor shall ensure that the Collateral Agent has Control of all Deposit Accounts (other than Excluded Accounts), Securities Accounts (other than Excluded Accounts), Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral of such Grantor. With respect to any such Deposit Account, such Control shall be accomplished by the applicable Grantor causing the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit E hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such depositary institution shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds from time to time in such Deposit Account without further consent by such Grantor or any other Person. With respect to any such Securities Accounts or Securities Entitlements, such Control shall be accomplished by the applicable Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit F hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) pursuant to which such Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor. With respect to any such Commodity Account or Commodity Contract, such Control shall be accomplished by the applicable Grantor in the manner reasonably acceptable to the Collateral Agent.

(b) Each Grantor shall cause the issuer of any Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account) included in the Collateral of such Grantor either (i) to register the Collateral Agent as the registered owner thereof on the books and records of such issuer or (ii) to execute an agreement substantially in the form of Exhibit G hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

3.3 Intellectual Property Recording Requirements.

(a) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of issued United States Patents and applications therefor, such Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement covering all such Patents and applications in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent therein.

(b) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered United States Trademarks and applications therefor, such Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement covering all such Trademarks and applications in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent therein.

(c) In the case of any Collateral of any Grantor (whether now owned or hereafter acquired) consisting of registered United States Copyrights and exclusive Copyright Licenses in respect of registered United States Copyrights for which such Grantor is the licensee, such Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement covering all such Copyrights, applications therefor and Copyright Licenses in appropriate form for recordation with the United States Copyright Office with respect to the security interest of the Collateral Agent therein.

3.4 Other Actions.

(a) Upon the request of the Collateral Agent, with respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the Equity Interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to (i) include the following provision in the partnership agreement or limited liability company agreement (or any similar agreement) of each partnership or limited liability company issuing such Pledged Partnership Interests and Pledged LLC Interests: “Notwithstanding any other provision of this agreement, in the event that an Event of Default shall have occurred under and as defined in that certain Credit and Guarantee Agreement dated as of June 17, 2010 (as such Credit and Guarantee Agreement may be amended, restated, supplemented or otherwise modified from time to time), among The Telx Group, Inc. (the “Borrower”), certain its subsidiaries party thereto, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and issuing bank, and the other parties thereto, the Collateral Agent shall exercise any of its rights and remedies with respect to equity interests in the company, then each [member][partner] hereby irrevocably consents to the transfer of any equity interest and all related management and other rights in the company to the Collateral Agent or any designee of the Collateral Agent. The Collateral Agent is a third party beneficiary of this provision, and this provision cannot be amended, supplemented or otherwise modified, and cannot be repealed, without the prior written consent of the Collateral Agent until all obligations of the Borrower and its subsidiaries under the Credit Agreement have been satisfied and discharged in full.” or (ii) obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, to the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant hereunder by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and, without limiting the generality of the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest included in the Collateral to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

3.5 Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of this Section 3 on the Closing Date and, with respect to any Collateral hereafter owned or acquired, each Grantor shall comply with such requirements within 30 days of such Grantor acquiring rights therein (or such longer period as to which the Administrative Agent may agree), in each case subject to the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date and on each Credit Date that:

4.1 Ownership of Collateral; Absence of Other Liens. Such Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all such Collateral, whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in such Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, other than, any Permitted Encumbrance.

4.2 Pledged Equity Interests; Pledged Debt; Investment Related Property.

(a) Such Grantor is the record and beneficial owner of the Pledged Equity Interests and promissory notes and other Instruments evidencing any Indebtedness set forth next to its name on Schedule 4.2(a) (as such schedule may be supplemented from time to time pursuant hereto), other than any such Equity Interests or Instruments sold, transferred or otherwise disposed of (or, in the case of any such Instrument, satisfied and discharged) as permitted by the Credit Agreement.

(b) Except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(c) No consent of any Person, including any general or limited partner, any member of a limited liability company, any shareholder or any trust beneficiary, is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent granted hereunder in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights thereunder as provided in this Agreement or the exercise of remedies in respect thereof, in each case except such as have been obtained.

(d) Each of the Pledged LLC Interests and Pledged Partnership Interests included in the Collateral is and will be represented by a certificate, is and will be a “security” within the meaning of Article 8 of the UCC and is and will be governed by Article 8 of the UCC.

4.3 Intellectual Property.

(a) Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property set forth next to its name on Schedule 4.3(a) (as such schedule may be supplemented or amended from time to time pursuant to Section 5.1(b) or 6.2(c)), other than any such Intellectual Property sold, transferred or otherwise disposed of in accordance with the Credit Agreement, and dispositions in the ordinary course of business consisting of abandonment of Intellectual Property rights which in the reasonable determination of such Grantor are uneconomical, negligible obsolete or otherwise not material in the conduct of its business, and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims and licenses, except for Permitted Encumbrances.

(b) All Material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor is any of the Material Intellectual Property consisting of Patents the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration of and application for Copyrights, Patents and Trademarks of such Grantor constituting Material Intellectual Property in full force and effect.

(c) All registrations, issuances and applications for Material Intellectual Property of such Grantor are standing in the name of such Grantor, and none of the Material Intellectual Property owned by such Grantor has been licensed by such Grantor to any Affiliate thereof or any other Person, except as disclosed in Schedule 4.3(d) or, in the case of any license entered into after the Closing Date, as permitted by the Credit Agreement, and all exclusive Copyright Licenses constituting Material Intellectual Property in respect of registered Copyrights have been properly recorded in the United States Copyright Office or, where appropriate, any foreign counterpart.

(d) All Copyrights owned by such Grantor that constitute Material Intellectual Property have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart.

(e) Such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement, of any Material Intellectual Property that has not been terminated or released.

(f) To the knowledge of the Grantors, the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person; to the knowledge of the Grantors, no claim has been made that the use of any Material Intellectual Property owned or used by such Grantor (or any of its licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person; and no demand has been made that such Grantor enter into a license or co-existence agreement has been made but not resolved.

(g) To the knowledge of the Grantors, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property owned, licensed or used by the Grantors or any of their licensees to an extent which could reasonably be expected to have a Material Adverse Effect.

SECTION 5. COVENANTS AND AGREEMENTS.

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the all Letters of Credit shall have expired or been terminated (or cash collaterized in an aggregate amount equal to 102% of the undrawn face amount of all such Letters of Credit) and the Letter of Credit Usage shall have been reduced to zero, each Grantor covenants and agrees with the Collateral Agent, for the benefit of the Secured Parties, that:

5.1 Collateral Identification.

(a) In the event such Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $250,000, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule 2.1(l) shall be deemed to be supplemented to include such description of such Commercial Tort Claim as set forth in such writing.

(b) In the case of the Borrower, together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement, a certificate of an Authorized Officer of the Borrower setting forth (i) all Equity Interests owned by any Credit Party, (ii) all promissory notes and other Instruments evidencing any Indebtedness owned by any Credit Party in a face amount of $250,000 or more, (iii) each Deposit Account (other than Excluded Accounts), Securities Account (other than Excluded Accounts) and Commodity Account maintained by any Credit Party, (iv) all Material Real Estate Assets and (v) all Copyrights, Patents and Trademarks owned by any Credit Party that, in each case, (A) if so owned or maintained as of the Closing Date would have been required to be set forth on the applicable schedule to the Collateral Questionnaire pursuant to the terms thereof and (B) have not been set forth on such schedule or on a certificate previously delivered pursuant to this Section 5.1(b). Upon delivery of any certificate pursuant to this Section 5.1(b), Schedules 4.2(a) and 4.3(a) shall be deemed to be supplemented by the information set forth therein pursuant to clause (i), (ii) or (iv) above, as applicable.

5.2 Goods and Receivables.

(a) Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete Receivables Records with respect to its Receivables, including records of all payments received and all credits granted on such Receivables and all other dealings therewith.

(b) Other than in the ordinary course of business, (i) such Grantor shall not amend, modify, terminate or waive any provision of any of its Receivables in any manner that could reasonably be expected to have a material adverse effect on the value of such Receivable, and (ii) following and during the continuation of an Event of Default of which the Collateral Agent has given notice, such Grantor shall not (A) grant any extension or renewal of the time of payment of any of its Receivables, (B) compromise or settle any dispute, claim or legal proceeding with respect to any of its Receivables for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof or (D) allow any credit or discount thereon.

(c) The Collateral Agent shall have the right at any time, after the occurrence and during the continuation of an Event of Default, to (i) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation included in the Collateral, (ii) direct the Account Debtors under any such Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (iii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any such Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent and (iv) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of such Receivables received by such Grantor shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Deposit Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of such Receivables and any Supporting Obligation or Collateral Support relating thereto shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of such Receivable or release, in whole or in part, any Account Debtor or obligor thereof or allow any credit or discount thereon.

5.3 Pledged Equity Interests, Investment Related Property.

(a) Dividends, Interest and Distributions. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property included in the Collateral, then (i) all property received on account of such dividends, interest or distributions shall be included in the definition of Collateral without any further action and (ii) such Grantor shall immediately take all steps, if any, necessary, or reasonably requested by the Collateral Agent, to ensure the validity, perfection, priority and, if applicable, Control of the Collateral Agent over such property (including delivery thereof to the Collateral Agent), and pending any such action such Grantor shall be deemed to hold all such property in trust for the benefit of the Collateral Agent and shall segregate all such property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all dividends, interest and distributions on any Pledged Equity Interests or other Investment Related Property to the extent such dividends, interest and other distributions are permitted by, and otherwise paid or distributed in accordance with, the Credit Agreement.

(b) Voting.

(i) Except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property included in the Collateral for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement so long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided prior written notice to such Grantor of the Collateral Agent’s intention to exercise such rights; provided that no Grantor shall exercise or refrain from exercising any such right in any manner that could reasonably be expected to materially and adversely affect the value of such Investment Related Property or any part thereof or the rights and remedies of the Collateral Agent or other Secured Parties under any of the Credit Documents or the ability of the Secured Parties to exercise the same.

(ii) Upon the occurrence and during the continuation of an Event of Default and upon two Business Days’ prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights:

(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends, interest and other distributions that it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 7.1.

5.4 Intellectual Property.

(a) Such Grantor shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein to the Collateral Agent hereunder.

(b) Such Grantor shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks.

(c) Such Grantor shall, within 30 days (or such longer period as may be agreed by the Administrative Agent) of the creation or acquisition or exclusive license of any copyrightable work that is included in Material Intellectual Property, apply to register the Copyright in the United States Copyright Office and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office.

(d) Such Grantor shall promptly notify the Collateral Agent if it knows or has reason to believe that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, or any court) or (iv) the subject of any reversion or termination rights.

(e) Such Grantor shall exercise its reasonable business judgment consistent with past practice, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and constituting Material Intellectual Property.

(f) Such Grantor shall use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contracts;

(g) In the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly take all actions as such Grantor deems appropriate in its reasonable business judgment under the circumstances to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property, including where appropriate in such Grantor’s reasonable business judgment the initiation of a suit for injunctive relief and to recover damages.

(h) As appropriate in such Grantor’s reasonable business judgment, such Grantor shall use proper statutory notice in connection with its use of any of the Material Intellectual Property.

(i) Such Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property or any portion thereof. In connection with such collections, such Grantor may take (and, after an Event of Default has occurred and is continuing at the Collateral Agent’s reasonable request, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time after the occurrence and during the continuation of an Event of Default to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest granted to the Collateral Agent hereunder.

SECTION 6. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

6.1 Access; Right of Inspection. The Collateral Agent shall at all times have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives, agents and designees may examine the same, take extracts therefrom and make photocopies thereof in accordance with Section 5.7 of the Credit Agreement, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, in accordance with Section 5.7 of the Credit Agreement. The Collateral Agent and its representatives, agents and designees shall at all times also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein in accordance with Section 5.7 of the Credit Agreement.

6.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereunder;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the security interest granted hereunder in any Intellectual Property with any intellectual property registry in which such Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State on any of the foregoing; and

(iii) at any reasonable time, upon the reasonable request of the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent or its representatives, agents or designees in accordance with Section 5.7 of the Credit Agreement;

(iv) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(v) furnish the Collateral Agent with such information regarding the Collateral, including the location thereof, as the Collateral Agent may reasonably request from time to time.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent hereunder. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.3(a) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

6.3 Additional Grantors. From time to time after the date hereof, additional Persons may become parties hereto as Grantors (each, an “Additional Grantor”) by executing and delivering to the Collateral Agent of a fully completed Supplement. Upon execution and delivery by the Collateral Agent and any Additional Grantor of a Supplement, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 7. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

7.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge taxes or Liens (other than Permitted Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

7.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.

7.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 8. REMEDIES.

8.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC, and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any law now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 8 shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

8.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender), all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

8.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral in accordance with Section 8.1 and the applicable Grantor shall be credited with proceeds of the sale.

8.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those Persons that will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Investment Related Property to be sold hereunder from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property that may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the SEC thereunder, as the same are from time to time in effect.

8.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 8 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

8.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent in connection with the exercise of its rights under this Section 8.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 8.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property, and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property; and

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 8.7; and

(2)	no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that after giving effect to such reassignment, the Collateral Agent’s security interest granted hereunder, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further that the rights, title and interests so reassigned shall be subject to any Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

8.7 Cash Proceeds; Deposit Accounts.

(a) If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 5.2(c) with respect to payments of Receivables, upon notice to the Borrower from the Collateral Agent, all proceeds of any Collateral received by any Grantor consisting of Cash or Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (i) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Obligations (whether matured or unmatured), and/or (ii) then or at any time thereafter may be applied by the Collateral Agent against the Obligations then due and owing.

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account constituting Collateral, or instruct the bank at which any such Deposit Account is maintained to pay the funds held or credited to any such Deposit Account, to or for the benefit of the Collateral Agent.

SECTION 9. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, by the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 9, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Agreement. The provisions of the Credit Agreement relating to the Collateral Agent, including the provisions relating to resignation of the Collateral Agent and the powers and duties and immunities of the Collateral Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 10. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until all Obligations (other than the Specified Hedge Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (unless cash collateralized in an amount equal to 102% of the undrawn face amount of all such Letters of Credit), shall be binding upon each Grantor, its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. In addition, any Hedge Counterparty may, subject to the terms of the related Hedge Agreement, assign or otherwise transfer the related Hedge Agreement entered into by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Hedge Counterparties herein or otherwise. Upon the payment in full of all Obligations (other than the Specified Hedge Obligations), the termination or expiration of the Commitments and the cancelation or expiration of all outstanding Letters of Credit (unless cash collateralized in an amount equal to 102% of the undrawn face amount of all such Letters of Credit), the security interest granted hereunder shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. The security interest granted hereunder in any item of Collateral shall also be released as provided in Section 9.8 of the Credit Agreement. Upon any such termination or release, the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination.

SECTION 11. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Related Parties shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 12. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE TELX GROUP, INC., as Grantor

By:	/s/ Christopher Downie
	Name:	Christopher Downie
	Title:	President

[Signature Page to the Pledge and Security Agreement]

COLO PROPERTIES ATLANTA, LLC

CPA ACCESS, LLC

CPA HOLDINGS, LLC

CP ATLANTA II, LLC

CP ATLANTA, LLC

TELX BRILLIANT LA, LLC

TELX BRILLIANT SERVICES, LLC

TELX CALIFORNIA MANAGEMENT, LLC

TELX – CHARLOTTE, LLC

TELX – CHICAGO FEDERAL, LLC

TELX – CHICAGO LAKESIDE, LLC

TELX – CLIFTON, LLC

TELX – DALLAS, LLC

TELX – LOS ANGELES, LLC

TELX MANAGEMENT SERVICES, LLC

TELX – MIAMI, LLC

TELX – NEW YORK, LLC

TELX – NEW YORK 111 8TH, LLC

TELX – NEW YORK HOLDINGS, LLC

TELX – NEW YORK MANAGEMENT, LLC

TELX – PHOENIX, LLC

TELX REAL ESTATE HOLDINGS, LLC

TELX – SAN FRANCISCO, LLC

TELX – SANTA CLARA, LLC

TELX – WEEHAWKEN, LLC

TELX – UK, LLC

TELX INTERNATIONAL HOLDINGS, LLC,

each as a Subsidiary Guarantor

By:	/s/ Christopher Downie
	Name:	Christopher Downie
	Title:	President

[Signature Page to the Pledge and Security Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:	Illegible
Authorized Signatory

[Signature Page to the Pledge and Security Agreement]

EXHIBIT A